EXHIBIT 5.1




                                             April 9, 2002



Charles River Laboratories International, Inc.
251 Ballardvale Street
Wilmington, MA 01887

Ladies and Gentlemen:

     We have acted as counsel for Charles River Laboratories International, Inc., a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of the sale from time to time of (i) up to $185,000,000 aggregate principal amount of the Company's 3.50% Senior Convertible Debentures due February 1, 2022 (the "Debt Securities") issued pursuant to the Indenture dated as of January 24, 2002 (the "Indenture") between the Company and State Street Bank and Trust Company, as Trustee (the "Trustee"), and (ii) such indeterminate number of shares of the Company's common stock, par value $0.01 per share (the "Underlying Securities"), as may be issuable upon conversion of the Debt Securities. The Debt Securities and the Underlying Securities are collectively referred to herein as the "Securities." The Company issued the Debt Securities pursuant to the Purchase Agreement dated as of January 17, 2002 (the "Purchase Agreement") among the Company and the initial purchasers named therein. The Securities are to be offered and sold from time to time by certain securityholders of the Company.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

     Based on the foregoing, we are of the opinion that:

       1. The Debt Securities are in the form contemplated by the Indenture, have been duly authorized by the Company, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and are entitled to the benefits of the Indenture, except as (x) the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, (y) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability and (z) to the extent that a waiver of rights under any usury or stay law may be unenforceable.


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       2. The Debt Securities are convertible at the option of the holder thereof into Underlying Securities in accordance with the terms of the Debt Securities and the Indenture. The Underlying Securities have been duly authorized and reserved for issuance upon such conversion. Such Underlying Securities, when issued upon such conversion, will be validly issued, fully paid and non-assessable.

     In addition, we confirm our opinion in the prospectus which forms a part of the Registration Statement under the caption "Material U.S. Federal Income Tax Considerations," subject to the limitations and qualifications described therein

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware at the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the captions "Material U.S. Federal Income Tax Considerations" and "Legal Matters" in the prospectus which forms a part of the Registration Statement.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                              Very truly yours,


                                              /s/ Davis Polk & Wardwell